EXHIBIT 99.1

KIDZ AI Inc. Reports Third Quarter 2026 Financial Results

•	Revenue Increased 40% Sequentially; Gross Margin Improved to 65.9%; Net Loss Narrowed 74% Sequentially

•	Net Cash Position of Approximately $14.9 Million, or Approximately $14.53 per Share – Approximately 12x Market Capitalization

•	Repurchased aggregate of 74,082 shares of Class B common stock at an average price of approximately $3.36 per share, for a total of approximately $249,194.

NEW YORK CITY, NY / ACCESS Newswire / November 12, 2026 / KIDZ AI Inc. (NASDAQ: KIDZ) (NASDAQ: KIDZW) (“KIDZ AI” or the “Company”), an education technology company advancing AI infrastructure and GPU compute initiatives alongside its core EdTech operations, today reported its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial Highlights

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Revenue Growth and Strategic Transition: Third-quarter revenue increased 40% sequentially, marking the Company’s first quarter-over-quarter revenue increase in 2026. The Company continues to advance its GPU computing infrastructure strategy, with initial hardware procurement and deployment planning underway.

•	Net Loss: Net loss of $654,057 compared to net income of $2,520,989 in the prior year quarter.

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Net Cash Position: Net cash position of approximately $14.9 million – comprised of cash and cash equivalents and USDC stablecoin holdings, less principal amount of notes payable or approximately $14.53 per share as of September 30, 2026. Based on the November 11, 2026 closing price of $1.17 per share, the Company’s net cash position represented approximately 12 times its market capitalization.

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Share Repurchases: During the quarter, the Company repurchased an aggregate of 74,082 shares of its Class B common stock at an average purchase price of approximately $3.36 per share, for an aggregate purchase price of approximately $249,194.

•	Improved Profitability: Gross margin improved to 65.9% from 43.9% in the second quarter of 2026.

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Strengthened Balance Sheet: Stockholders’ equity increased approximately 349% to $16.9 million, while total liabilities decreased approximately 54% to $5.4 million compared with December 31, 2025. Notes payable decreased approximately 69% to $2.6 million. The total liabilities-to-equity ratio improved from 3.12x to approximately 0.32x.

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Management Commentary

“2026 marks an important transition for KIDZ AI as we expand beyond our traditional education technology business into AI computing infrastructure and Physical AI,” said Stephanie Luo, Chief Executive Officer of KIDZ AI Inc. “We are focused on building a foundation across these areas through infrastructure investments, technology development, and strategic industry relationships, while continuing to advance our core education business.”

“We are pursuing this transformation while strengthening our financial position. Our improved balance sheet, increased stockholders’ equity, and reduced liabilities provide a stronger financial foundation as we evaluate and pursue new business opportunities. Our focus remains on responsible capital allocation and building sustainable long-term value for shareholders.”

For the Company’s complete financial results for the third quarter ended September 30, 2026, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 filed with the Securities and Exchange Commission atwww.sec.gov.

Use of Non-GAAP Information

“Net cash position” is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines “net cash position” as cash plus USDC stablecoin holdings, less the outstanding principal amount of notes payable. Management believes this measure provides useful supplemental information regarding the Company’s liquidity, but it should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.

September 30, 2026
Cash	$14,384,888
USDC stablecoin holdings	$3,003,537
Less: principal of notes payable	($2,500,000)
Net cash position	$14,888,425
Common shares outstanding	1,024,389
Net cash position per share	≈ $14.53
Closing price (Nov 11, 2026)	$1.17
Market capitalization	≈ $1,198,535
Net cash position / Market capitalization	≈ 12.4x

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About KIDZ AI Inc.

KIDZ AI Inc. (NASDAQ:KIDZ)(NASDAQ:KIDZW) is an AI-driven education technology company developing proprietary learning systems that combine artificial intelligence, AI agents and robotics. The Company is also pursuing opportunities in AI compute infrastructure, GPU cloud platforms and related data-center ecosystems.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on KIDZ AI’s current beliefs, expectations and assumptions regarding the future of KIDZ AI’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of KIDZ AI’s control including, but not limited to: KIDZ AI’s ability to execute its business model, including obtaining market acceptance of its products and services; KIDZ AI’s ability to successfully expand its business into related areas, including but not limited to the autonomous fleet industry; KIDZ AI’s financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; KIDZ AI’s ability to obtain and deploy the GPUs and related equipment necessary to perform its obligations under existing agreements and achieve its goals and expected results; KIDZ AI’s ability to maintain the listing of its securities on Nasdaq; changes in KIDZ AI’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans; KIDZ AI’s ability to attract and retain a large number of customers; KIDZ AI’s future capital requirements and sources and uses of cash; KIDZ AI’s ability to attract and retain key personnel; KIDZ AI’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; changes in applicable laws or regulations; risks associated with international operations, including political, regulatory, currency and enforcement risks; and the possibility that KIDZ AI may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those risks and uncertainties indicated in KIDZ AI’s filings with the SEC. KIDZ AI’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by KIDZ AI in this press release is based only on information currently available to KIDZ AI and speaks only as of the date on which it is made. KIDZ AI undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts

KIDZ AI Inc.

ir@kidzai.com

800-345-9588

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